UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2006

CAMDEN PROPERTY TRUST
 (Exact name of registrant as specified in its charter)

Texas	1-12110	76-6088377
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Greenway Plaza, Suite 1300, Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 354-2500

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 30, 2006, the Compensation Committee of the Board of Trust Managers of Camden Property Trust (the “Company”) authorized the acceleration of vesting of all of the share awards held by Richard J. Campo, the Chairman of the Board, Chief Executive Officer and a Trust Manager of the Company, and D. Keith Oden, the President, Chief Operating Officer and a Trust Manager of the Company, issued under the Company’s 2002 share incentive plan. As a result of vesting acceleration, an aggregate of 76,542 share awards that otherwise would have vested from time to time over the next five years became immediately exercisable. All other terms and conditions applicable to such share awards remain in effect. The accelerated share awards represent approximately 3.7% of the Company’s total outstanding share awards and approximately 2.6% and 2.5% of the Company’s common shares beneficially owned by Messrs. Campo and Oden, respectively.

The following table summarizes the share awards subject to accelerated vesting:

	Number of	Weighted Average
	Accelerated Share	Grant Price Per
	Awards	Share
Richard J. Campo	38,271	$62.68
D. Keith Oden	38,271	$62.68

The Compensation Committee’s decision to accelerate the vesting of the share awards was based on the successful completion of several recent transactions and improvements in operating performance.

By accelerating the vesting of these share awards, the Company will recognize a one-time compensation expense in the fourth quarter of 2006 of approximately $4.2 million. Such action will reduce compensation expense by an equivalent amount over the five-year period that such share awards would have originally vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2006

CAMDEN PROPERTY TRUST

By: /s/ Dennis M. Steen
Dennis M. Steen
Senior Vice President — Finance, Chief Financial Officer and Secretary

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